EXHIBIT 10

Letter dated March 14, 2011, from Casablanca Special Opportunities Fund I, LLC to Mentor Graphics Corporation.

Casablanca Special Opportunities Fund I, LLC
450 Park Avenue, Suite 1403
New York, New York 10022

March 14, 2011

BY EMAIL, HAND DELIVERY & FEDEX

MENTOR GRAPHICS CORPORATION
8005 S.W. BOECKMAN ROAD
WILSONVILLE, OR 97070-7777
Attn: Mr. Dean Freed, Secretary

Re:           Withdrawal of Shareholder Notice of Intent to Nominate Persons for Election as Directors of Mentor Graphics Corporation

Dear Mr. Freed:

Reference is made to the Shareholder Notice of Intent to Nominate Persons for Election as Directors dated February 11, 2011 (the "Nomination Notice") submitted by Casablanca Special Opportunities Fund I, LLC, a Delaware limited liability company ("Casablanca Special Opportunities"), to Mentor Graphics Corporation (the "Company") in accordance with Section 1.12 of Article I of the Company's By-Laws, as amended, filed as Exhibit 3.(B) to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2009.

Please be advised that Casablanca Special Opportunities no longer intends to nominate persons for election to the Board of Directors of the Company at the 2011 annual meeting of shareholders of the Company and is hereby withdrawing the Nomination Notice.

Very truly yours,

CASABLANCA SPECIAL OPPORTUNITIES FUND I, LLC

By:	CASABLANCA CAPITAL, LLC,
its investment manager

By:	/s/ Douglas Taylor
Name: Douglas Taylor
Title: Chief Executive Officer